Prospectus Supplement No. 11                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)         Registration No. 333-89345

                                           Prospectus Supplement
                                           Dated July 14, 2000

This prospectus relates to the resale by the holders of our:

     o    $300,000,000 principal amount of 6.25% convertible notes due 2009,

     o    $425,500,000 principal amount of 2.25% convertible notes due 2009, and

     o the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                                              Number of Shares                       Percentage of
                                                       Principal Amount      of Class A Common        Number of        Class A
                                                      at Maturity of 2.25%     Stock Issuable       Shares of Class   Common Stock
                                                      Notes Beneficially    Upon Conversion of      A Common Stock  Outstanding as
                                                        Owned That May      the 2.25% Notes That     Beneficially    of July 12,
                Selling Securityholders                     be Sold             May be Sold            Owned**         2000***
               -------------------------              -------------------   -------------------    ---------------  --------------

LibertyView Funds L.P.                                     $650,000              27,083                 --               *

*    Less than 1%.
**   In addition to the shares issuable upon conversion of the notes.
***  Includes shares issuable upon conversion of the notes and additional shares  beneficially owned as of July 12, 2000.
